EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements (File No. 33-27949, File No. 33-62773 and File No. ~33-143322) on Forms S-8, (File No. 333-157464, File No. 333-176982 and File No. 333-183266) and on Form S-3, File No. 333-178694 on Form S3-D, of our report dated March 8, 2012, relating to our audit of the consolidated financial statements of PSB Financial Corporation as of and for the years ended December 31,2011 and 2010, appearing in this Current Report on Form 8-KlA of MidSouth Bancorp, Inc.

Postlethwaite & Netterville
Baton Rouge, Louisiana
March 15, 2013

8550 United Plaza Blvd., Suite 1001    •     Baton Rouge, LA 70809    •     Tel: 225.922.4600    •     Fax: 225.922.4611